Exhibit 10.8

Date: 27 June 2006

Our ref: D/P/HIMJ/00534/06

Atlantic Components Limited
B24-27, 1st Floor, Block B
Proficient Industrial Centre
6 Wang Kwun Road
Kowloon Bay, Kowloon

Dear Sirs,

BANKING FACILITIES

DBS Bank (Hong Kong) Limited (the “Bank”, which expression shall include its successors and assigns) is pleased to advise that it is prepared to consider making available or continuing to make available the banking facilities detailed below (the “Facilities”) to the Borrower described below, subject to the provisions of this facility letter and the attached “Terms and Conditions Governing Banking Facilities and Services”.

A.	BORROWER:

Atlantic Components Limited

B.	FACILITY LIMITS:

	Type(s) of Facility		Facility Limit(s)

	1.	Overdraft	HKD200,000.-
	2.	Installment Loan (I)	HKD14,000,000.-
	3.	Installment Loan (II)	HKD1,600,000.-
	4.	Letter of Credit	HKD30,000,000.-
	5.	Trust Receipt	HKD30,000,000.-
	6.	Account Payable Financing	HKD30,000,000.-

Important Condition(s) Governing Facility Limits:-

	•	The aggregate outstanding of Facilities 4 to 6 shall not at any time exceed HKD30,000,000.-.

C.	PRICING AND CONDITIONS:

Unless otherwise provided herein, interest and commission(s) on the Facilities will be charged at the Bank’s standard rate that may be varied from time to time at the Bank’s discretion.

Overdraft	Interest: 0.5% per annum over Prime Rate, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

DBS Bank (Hong Kong) Limited	Tel 852221 8 8598
Enterprise Banking	Fax 8522285 3628
16th Floor, The Center	www.dbs.com
99 Queen’s Road Central
Central, Hong Kong

Atlantic Components Limited	Our ref: D/P/HIMJ/00534/06

Installment Loan (I)	Interest: 2.75% per annum below Prime Rate on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Repayment: Principal together with accrued interest will be repayable by 240 equal monthly installments (except final payment which shall be the then outstanding balance and accrued interest). At the Bank’s discretion and without prior notice, the amount and/or the number of monthly installments may be varied if the interest rate changes. The first installment shall be paid one month after the date of advance of the loan and the subsequent installments shall be paid on the corresponding day of each succeeding month until the loan and all accrued interest are repaid in full.

Prepayment:

	•	one month prior written notice.

	•	if full prepayment is not on an installment due date, interest shall be calculated and payable up to upcoming installment due date.

	•	Prepayment Fee. A fee will apply for a prepayment during the stipulated period after drawdown:

Fee on Full Prepayment

Within 1st six months: 1% of amount prepaid

Fee on Partial Prepayment

Within 1st six months: 1% of amount prepaid

Installment Loan (II)	Interest: 2% per annum below Prime Rate on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Repayment: Principal together with accrued interest will be repayable by 60 equal monthly installments (except final payment which shall be the then outstanding balance and accrued interest). At the Bank’s discretion and without prior notice, the amount and/or the number of monthly installments may be varied if the interest rate changes. The first installment shall be paid one month after the date of advance of the loan and the subsequent installments shall be paid on the corresponding day of each succeeding month until the loan and all accrued interest are repaid in full.

Prepayment:

	•	one month prior written notice.

	•	if full prepayment is not on an installment due date, interest shall be calculated and payable up to upcoming installment due date.

	•	Prepayment Fee. A fee will apply for a prepayment during the stipulated period after drawdown:

Fee on Full Prepayment

Within 1st year: 1% of amount prepaid

Fee on Partial Prepayment

Within 1st year: 1% of amount prepaid

Atlantic Components Limited	Our ref: D/P/HIMJ/00534/06

Letter of Credit (“L/C”)	Maximum Tenor: 6 months at sight.

Trust Receipt (“T/R”)	Maximum Tenor: 45 days.

Maximum Tenor (T/R plus Acceptance): 45 days.

Interest: (i) 1.25% per annum below Standard Bills Rate quoted by the Bank from time to time for HKD bills and (ii) 0.75% per annum below Standard Bills. Rate quoted by the Bank from time to time for other currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculates by the Bank.

Account Payable Financing	Financing percentage: 100% of invoice value against original or copy of supplier’s invoice duly certified as a true copy by the Borrower.

Maximum Tenor: 45 days, less: (i) supplier’s credit period (if any); and (ii) in case payment is made to the supplier after the payment due date, the period already lapsed.

Interest: (i) 1.25% per annum below Standard Bills Rate quoted by the Bank from time to time for HKD bills and (ii) 0.75% per annum below Standard Bills Rate quoted by the Bank from time to time for other currency bills, on the outstanding amount from drawdown until repayment its full, as conclusively calculated by the Bank.

Review Fee of Facilities:	HKD5,000.-

D.	SECURITY AND CONDITIONS PRECEDENT:

The Facilities will be made available or continue to be made available to the Borrower provided that the Bank has received each of the following, in a form and substance satisfactory to the Bank:

	1.	This letter duly executed by the Borrower.

	2.	General Commercial Agreement duly executed by the Borrower.

3.

All monies Charge on Cash Deposit(s) duly executed by the Borrower in favour of the Bank in an amount of not less than HKD5,000,000.- or its equivalent in a foreign currency, together with all interest accrued thereon. (The Bank has the right to require a margin on top of the amount specified above as pledged deposits)

Atlantic Components Limited	Our ref: D/P/HIMJ/00534/06

4.

All monies Second Legal Charge/Mortgage over the property at S.S. 155 of S.A. of Lot No. 1945 in D.D. 7, Hong Lok Yuen, Tai Po, New Territories and an assignment of insurance policy in respect of the above property duly executed by and in the name of Systematic Information Limited.

5.

All monies First Legal Charge/Mortgage over the property at Sub-section 154 of Section A of Lot No 1945 in D.D. 7. Tai Po, New Territories and an assignment of insurance policy in respect of the above property duly executed by and in the name of the Borrower.

6.

All monies First Legal Charge/Mortgage over the property at Workshop B24-27 on 1st Floor of Block B. Proficient Industrial Centre, No 6 Wang Kwun Road, Kowloon and an assignment of insurance policy in respect of the above property duly executed by and in the name of the Borrower.

7.

All monies Second Legal Charge/Mortgage over the property at Flat E on 9th Floor of Block 1, Royal Ascot, No. 1 Tsun King Road, Shatin. New Territories and an assignment of insurance policy in respect of the above property duly executed by and in the name of City Royal Limited.

	8.	Guarantee and Indemnity for an unlimited amount duly executed by Yang Chung Lun.

9.

Original or Certified copies of all necessary consents, approvals and other authorizations (including but not limited to those required by relevant governing authorities and/or the resolutions of the directors and shareholders of the Borrower and/or any security provider(s)) in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

10.

Original or Certified copies of all necessary registrations and filings as may be required by relevant governing authorities in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

	11.	Such other documents, items or evidence that the Bank may request from time to time.

E.	FACILITY ADJUSTMENT AND TOP-UP REQUIREMENT

The Borrower shall comply with (and procure any security provider to comply with) at all times the security coverage ratio(s) specified in this letter or as may be determined by the Bank from time to time. If any of the security coverage ratio(s) shall at any time fall below the level required by the Bank, the Borrower shall provide additional security acceptable to the Bank and/or reduce the outstanding of the Facilities designated by the Bank, in order to comply with the relevant requirements within the time limit imposed by the Bank from time to time. Without prejudice to the rights of the Bank under this letter, the Bank is authorized, from time to time, to uplift, realize, collect or sell as the Bank may think fit and without being liable for any loss to the Borrower or any security provider, if applicable, all or any part of the securities pledged to the Bank without any prior notice to the Borrower or any security provider, if applicable, and to apply the proceeds in or towards satisfaction of the Borrower’s indebtedness owing to the Bank.

Atlantic Components Limited	Our ref: D/P/HIMJ/00534/06

F.	COVENANTS AND UNDERTAKINGS:

The Borrower undertakes to the Bank that it will:

•

ensure that all consents, licences, approvals, registrations and filings (as appropriate) in connection with the Facilities, guarantee or securities as may be provided in relation to the Facilities granted hereunder are duly obtained, completed and will remain in full effect throughout the period when there is outstanding under the Facilities.

	•	promptly submit to the Bank:

a)

a certified copy of the audited (and, as appropriate, consolidated) financial statements of the Borrower and all corporate security provider(s), if applicable, as soon as they are available, but in any event within 10 months after the end of the financial year end and at any other time requested by the Bank;

		b)	with reasonable promptness, details of any litigation, arbitration or administrative proceeding current or, to its knowledge, threatened or commenced against it; and

		c)	other information that the Bank may request from time to time.

	•	immediately inform the Bank of:

a)

any change of the Borrower’s directors or beneficial shareholders (except where the Borrower is a listed company) or amendment to its memorandum or articles of association or equivalent constitutional documents.

		b)	any substantial change to the general nature of the Borrower’s existing business.

		c)	any factor which may inhibit, impair or delay performance by the Borrower or the security provider(s), if any, of the obligations under any loan and security documents to which they are a party.

d)

the failure to continue to obtain consents, licences, approvals, registrations and filings (as appropriate) in connection with the granting of the Facilities and/or the provision of securities (including without limitation guarantee(s)) in relation to the Facilities granted hereunder throughout the period when there is outstanding under the Facilities.

G.	OTHER TERMS AND CONDITIONS

The Facilities are available at the sole discretion of the Bank and are in all respects uncommitted. The Bank may at any time immediately modify, terminate, cancel or suspend the Facilities or any part of it, or otherwise vary the Facilities or any part of it, without the consent of the Borrower or any other person.

Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment of all principal, interest, fees and other amounts outstanding under this letter or any part thereof and/or to require cash collateralisation of all or any sums actually or contingently owing to it under the Facilities.

The “Terms and Conditions Governing Banking Facilities and Services” attached and/or referred to in this letter form an integral part of this letter and the Borrower agrees to observe and be bound by them.

This letter and the Facilities shall be governed by the laws of the Hong Kong Special Administrative Region and the parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

Atlantic Components Limited	Our ref: D/P/HIMJ/00534/06

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this letter and provide each of the items under the section headed “Security And Conditions Precedent” above, for the attention of Mr Terence Fung (“Designated Relationship Manager”), within one month from the date of this letter, otherwise the offer will lapse at the discretion of the Bank. When accepted, this letter will supersede the facility letter the Bank has sent to the Borrower with reference number: D/P/HIMJ/0530/05 and its supplemental facility letter(s), if any.

We enclose a set of documents which should also be completed and returned to us. If you have any queries, please contact the Designated Relationship Manager at telephone number 2218-8901.

We are pleased to be of service to you.

Yours faithfully,
For and on behalf of
DBS Bank (Hong Kong) Limited

Authorized Signatories

FN/mh
Encl.

We hereby confirm our understanding and acceptance of all the terms and conditions set out in (i) this letter and (ii) the “Terms and Conditions Governing Banking Facilities and Services” attached to this letter and our agreement to be bound by all of them.

Signed for and on behalf of
Atlantic Components Limited

Authorized signor(s)